                                                                       L&W Draft

     As filed with the Securities and Exchange Commission on August 9, 1999

                                                      Registration No. 333-43313
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       ON
                                    FORM S-3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                                DUANE READE INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                    04-3164702                 5912
(State or other jurisdiction     (I.R.S. Employer         Primary Standard
    of incorporation or         Identification No.)   Industrial Classification
      organization)                                         Code Number)


        DRI I INC.*                  DELAWARE                   04-3166107
       DUANE READE*                  NEW YORK                   11-2731721
(Exact name of registrant    (State or other jurisdiction    (I.R.S. Employer
as specified in its charter)      of incorporation or       Identification No.)
                                  organization)

*GUARANTORS
                                440 NINTH AVENUE
                            NEW YORK, NEW YORK 10001
                             TELEPHONE: 212-273-5700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MR. ANTHONY J. CUTI
                            DUANE READE HOLDING CORP.
                                440 NINTH AVENUE
                            NEW YORK, NEW YORK 10001
                             TELEPHONE: 212-273-5700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            STEVEN DELLA ROCCA, ESQ.
                                LATHAM & WATKINS
                          885 THIRD AVENUE, SUITE 1000
                            NEW YORK, NEW YORK 10022
                             TELEPHONE: 212-906-1200
                             TELECOPY: 212-751-4864

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                               February 10, 1998.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------

===============================================================================
PROSPECTUS
           , 1999
                                   $80,000,000

                                DUANE READE INC.

                    9 1/4% SENIOR SUBORDINATED NOTES DUE 2008

--------------------------------------------------------------------------------

THE COMPANY:                                               o    Redemption:  The Notes will be
o    We are the largest drug store chain in                     redeemable on or after February 15, 2003.  Up to 35% of
     metropolitan New York.                                     the Notes will be redeemable prior to February 15,
                                                                2001, with the net proceeds from specified sales
o    Duane Reade Inc.                                           of common equity.  Holders of the Notes may also
     440 Ninth Avenue                                           require us to redeem all or part of their Notes
     New York, New York  10001                                  upon a change of control.
     (212) 273-5700
                                                            o   Ranking:  The Notes and the Subsidiary
THE SENIOR SUBORDINATED NOTES:                                  Guarantees are general, unsecured obligations and:
o    Interest:  Fixed annual rate of 9 1/4%.
     Paid every six months in cash on February 15 and           o   are subordinated to indebtedness under our
     August 15, commencing on August 15, 1998.                      senior credit agreement,

o    Subsidiary Guarantees:  Each guarantor is our              o   are subordinated to our and the subsidiary
     wholly owned subsidiary.  If we cannot make payments           guarantors' other senior indebtedness, and
     on the Notes when they are due, the subsidiary
     guarantors must make them instead.                         o   are equal in right of payment to our and the
                                                                    subsidiary guarantors' other existing and
                                                                    future senior subordinated indebtedness.

--------------------------------------------------------------------------------

     THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         The Notes have not been approved or disapproved by the Securities and Exchange Commission or by any State Securities Commission. Neither the Securities and Exchange Commission nor any State Securities Commission has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

         This Prospectus has been prepared for use by Donaldson, Lufkin & Jenrette in connection with offers and sales of the Notes that Donaldson, Lufkin & Jenrette may make from time to time in market-making transactions. Such transactions are made at negotiated prices relating to prevailing market prices at the time of sale. There is currently no public market for the Notes. Donaldson, Lufkin & Jenrette has advised us that it intends to make a market for the Notes, but that it is not obligated to do so. Any market-making may be discontinued at any time. Donaldson, Lufkin & Jenrette may act as principal or agent in any such transaction.

--------------------------------------------------------------------------------

                          DONALDSON, LUFKIN & JENRETTE

                                TABLE OF CONTENTS





WHERE YOU CAN FIND MORE INFORMATION.......................................i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS........................ii

PROSPECTUS SUMMARY........................................................1

RISK FACTORS..............................................................3

USE OF PROCEEDS..........................................................13

RATIO OF EARNINGS TO FIXED CHARGES.......................................13

DESCRIPTION OF NOTES.....................................................14

DESCRIPTION OF CERTAIN INDEBTEDNESS......................................49

PLAN OF DISTRIBUTION.....................................................51

LEGAL MATTERS............................................................51

EXPERTS..................................................................51

                       WHERE YOU CAN FIND MORE INFORMATION

         Duane Reade files annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any of the documents Duane Reade files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. Duane Reade's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like Duane Reade that file electronically with the SEC.

         This prospectus is part of a registration statement on Form S-3 filed by Duane Reade with the SEC under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

         You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. Duane Reade is not making this offer of securities in any state or country in which the offer or sale is not permitted.


         So long as Duane Reade is subject to the periodic reporting requirements of the Exchange Act, Duane Reade is required to furnish the information required to be filed with the SEC to State Street Bank and Trust Company, as Trustee under the indenture dated as of February 13, 1998 among us, the subsidiary guarantors and the Trustee and to the holders of the Notes. Duane Reade has agreed, even if it is not required under the Exchange Act, to furnish information that it would be required to furnish by Section 13 of the Exchange Act to the Trustee and the holders of the Notes as if we were subject to such periodic reporting requirements.



                      INFORMATION INCORPORATED BY REFERENCE


         The following documents filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:

         (1) the Company's Annual Report on Form 10-K for the year ended December 26, 1998;

         (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 27, 1999;

         (3) all other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before termination of the offering, which shall be deemed to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon request, a copy of any documents incorporated into this Prospectus by reference but not delivered with the Prospectus.

         Requests for documents should be submitted to John Henry, Senior Vice President and Chief Financial Officer, Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001, (212) 273-5700.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words "believes," "expects," may," "will," "should," "seeks," "pro forma," "anticipates," "intends" and similar expressions are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include those identified in the "Risk Factors" section of this Prospectus and the following:

         o our ability to compete in the drugstore industry and in metropolitan New York market,

         o matters affecting retail drugstore businesses generally, such as demographic changes, changes in costs of goods and services, and labor disturbances,

         o changes in prevailing interest rates and the availability of and terms of financing to fund growth in our business,

         o    liability and other claims against us,

         o    changes in our operating strategy or development plans,

         o    our ability to attract and retain qualified personnel,

         o management of our cash resources, particularly in light of our substantial leverage,

         o changes in our acquisition strategy and capital expenditure plans, and

         o industry-wide market facts and other general economic and business conditions.

         Our actual results could differ materially from those projected in these forward-looking statements as a result of these factors, many of which are beyond our control.

                               PROSPECTUS SUMMARY

         We are the largest drugstore chain in metropolitan New York, based on sales volume, with 75 of our 131 stores located in Manhattan's high-traffic business and residential districts as of March 27, 1999. Since opening our first store in 1960, we have successfully tailored our marketing and operating strategy to the unique characteristics of New York, the largest and most densely populated market in the United States.


                            SUMMARY OF TERMS OF NOTES


The Issuer.....................................     Duane Reade Inc.

Securities Offered.............................     $80 million aggregate principal amount of 9 1/4% Senior
                                                    Subordinated Notes due 2008.

Maturity Date..................................     February 15, 2008.

Interest Rate; Payment Dates...................     Interest on the Notes accrues at the rate of 9 1/4% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998.

Optional Redemption............................     On or after February 15, 2003, we may redeem some or all of the
                                                    Notes at any time at the redemption prices described in the section "Description of Notes" under the heading "Optional
                                                    Redemption."

                                                    Prior to February 15, 2001, we may redeem up to 35% of the
                                                    Notes with the proceeds of certain offerings of our equity at the price listed in the section "Description of Notes"
                                                    under the heading "Optional Redemption."

Mandatory Offer to
     Repurchase................................     If we sell certain assets or experience specific kinds of
                                                    changes in control, we must offer to repurchase the Notes at the prices listed in the section "Description of Notes" under the heading "Repurchase at the Option of Holders."

Subsidiary Guarantees..........................     Each guarantor is our wholly owned subsidiary.  If we cannot make payments on the Notes when they are due, the subsidiary guarantors must make them


                                       1


                                                    instead.

Ranking of the Notes...........................     These Notes and the subsidiary guarantees are senior
                                                    subordinated debts.

                                                    They rank behind all of our and our subsidiary guarantors'
                                                    current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it is not senior to these Notes and the subsidiary guarantees.

                                                    As of March 27, 1999, these Notes were subordinated to
                                                    approximately $237.6 million of senior indebtedness
                                                    (including capitalized leases), and $55.6 million of trade payables. No debt of ours having an equal ranking with the
                                                    Notes and the subsidiary guarantees or that is subordinate to the Notes and the subsidiary guarantees was outstanding at such date.


Basic Covenants of the Indenture...............     We issued the Notes under an indenture with State Street Bank and Trust Company, as trustee.  The Indenture, among other things, places certain limitations on our ability, and the ability of our subsidiaries, to:
                                                    o   borrow money,
                                                    o   pay dividends on stock or repurchase stock or
                                                        subordinated indebtedness,
                                                    o   make investments,
                                                    o   use assets as security in other transactions, and
                                                    o   sell certain assets or merge with or into other
                                                        companies.

         YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF CERTAIN RISKS OF INVESTING IN THE NOTES.

                                  RISK FACTORS

This Prospectus includes "forward looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in this Prospectus are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.

         We have now and will continue to have a significant amount of indebtedness. The following chart shows certain important credit statistics:



                                                            AT MARCH 27, 1999
                                                            -----------------
                                                         (dollars in thousands)

Total indebtedness.....................................         $ 317,646

Indebtedness senior to the Notes.......................         $ 237,646

Stockholders' equity...................................         $  25,577



                                                 AT                    AT
                                          DECEMBER 26, 1998      MARCH 27, 1999
                                          -----------------      --------------

Debt to equity ratio................           13.65x                12.42x


Our substantial indebtedness could have important consequences to you. For example, it could:

o make it more difficult for us to satisfy our obligations with respect to these Notes;

o increase our vulnerability to general adverse economic and industry conditions;

o limit our ability to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, acquisitions, capital expenditures and other activities;

o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

o place us at a competitive disadvantage compared to our competitors that have less debt.

         Any of the above listed factors could materially adversely affect us. See "Description of Notes--Repurchase at Option of Holders--Change of Control" and "Description of Certain Indebtedness."

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER INCREASE THE RISKS DESCRIBED ABOVE.

         We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture may allow us or our subsidiaries to do so. As of March 27, 1999, our senior credit agreement would permit additional borrowings of up to $39.5 million, and all of those borrowings would be senior to the Notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

         See "Description of Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Certain Indebtedness."

ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         Our ability to make payments on and to refinance our indebtedness, including these Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         Based on our current level of operations and anticipated growth, we believe our cash flow from operations, available cash and available borrowings under our senior credit agreement will be adequate to meet our future liquidity needs for at least the next two years.

         We cannot assure you, however, that we will be able to generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit agreement in an amount we will need to pay our indebtedness, including these Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these Notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit agreement and these Notes, on commercially reasonable terms or at all.

         Furthermore, our agreements with respect to our indebtedness, including the indenture governing our Notes and our senior credit agreement contain numerous covenants that, among other things, restrict our ability to:

     o    pay dividends and make certain other payments and investments;

     o    borrow additional funds;

     o    create liens; and

     o    sell our assets.

Failing to make debt payments or comply with our covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

     Our substantial indebtedness could have other important consequences to you. For example, it could:

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other activities;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

     o place us at a competitive disadvantage compared to our competitors that have less debt.

SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENTS ON THESE NOTES IS JUNIOR TO OUR EXISTING SENIOR INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE SUBSIDIARY GUARANTEES OF THESE NOTES ARE JUNIOR TO ALL OUR SUBSIDIARY GUARANTORS' EXISTING INDEBTEDNESS AND POSSIBLY TO ALL THEIR FUTURE BORROWINGS.

         These Notes rank behind all of our and the subsidiary guarantors' existing indebtedness and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the Notes and the subsidiary guarantees. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of senior debt of Duane Reade, and the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to these Notes or the subsidiary guarantees.

         In addition, all payments on the Notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

         In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Duane Reade or the subsidiary guarantors, holders of the Notes will participate with trade creditors and all other holders of subordinated indebtedness of Duane Reade and the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the Notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of Notes may receive less, ratably, than the holders of senior debt.

         At March 27, 1999, these Notes and the subsidiary guarantees were subordinated to $232.0 million of senior debt, and approximately $39.5 million was available for borrowing as additional senior debt under our senior credit agreement. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

HOLDING COMPANY STRUCTURE--WE ARE DEPENDENT ON THE CASH FLOW OF OUR SUBSIDIARIES AND DISTRIBUTIONS FROM OUR SUBSIDIARIES TO SERVICE OUR DEBT.

         We are a holding company and do not have any material operations or assets other than ownership of the 99% general partnership interest of Duane Reade, a New York general partnership, and 100% of the outstanding common stock of DRI I Inc. DRI I Inc. owns the remaining 1% general partnership interest in Duane Reade. We depend on the cash flow of our subsidiaries and distributions from our subsidiaries to service our debt, including these Notes.

         Any right that we have to participate in any distribution of the assets of any of our subsidiaries upon liquidation, reorganization or insolvency (and your consequent right to participate in the distribution of those assets) will be subject to the prior claims of such subsidiary's creditors. Duane Reade is the borrower under our senior credit agreement. All obligations of Duane Reade under our senior credit agreement are secured by substantially all of our assets and the assets of Duane Reade and DRI I Inc.

COMPETITION--THE HIGH LEVEL OF COMPETITION IN OUR MARKETS COULD ADVERSELY AFFECT OUR BUSINESS.

         We operate in highly competitive markets. In metropolitan New York, we compete against national, regional and local drugstore chains, discount drugstores, supermarkets, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. Major chain competitors in the metropolitan New York market include Rite-Aid, Genovese and CVS. Many of our competitors have greater financial resources than we do. This competition could adversely affect our results of operations and financial condition in the future. In addition to competition from the foregoing, our pharmacy departments also compete with hospitals, health maintenance organizations and mail order prescription drug providers. Our drugstores compete, among other things, on the basis of convenience of location and store layout, product mix, selection, customer service and price.

Competition with our pharmacy departments could also adversely affect our results of operations and financial condition.

NET LOSSES--WE HAVE A HISTORY OF LOSSES.

         We have experienced net losses for the past five fiscal years. We do not expect to continue to incur net losses in the future, but events and conditions both within and beyond our control will continue to affect our results of operations. Factors that will affect our results of operations include, successfully continuing our growth strategy, continued performance of our existing stores, competition and economic, financial, business and other conditions. In the first quarter of fiscal 1998, we realized an extraordinary loss of $23.6 million as a result of the early retirement of certain debt securities and the repayment of a senior credit facility. If we had not realized that loss, we would not have experienced a net loss in fiscal 1998.

ECONOMIC CONDITIONS AND REGIONAL CONCENTRATION--WE ARE HIGHLY DEPENDENT ON THE ECONOMIC CONDITIONS OF METROPOLITAN NEW YORK.

         Substantially all of our stores are located in the metropolitan New York area. As a result, we are sensitive to economic and competitive conditions, the regulatory environment and the availability of labor in that area. The success of our future operations will be substantially affected by our ability to compete effectively in the metropolitan New York area, and we can make no prediction as to economic conditions in this region.

UNCERTAINTY OF LEASE RENEWALS--INABILITY TO RENEW OUR LEASES COULD ADVERSELY AFFECT OUR BUSINESS.

         We lease all of our stores. The average year of expiration of leases for stores operating as of December 26, 1998 is 2008. Leases for seven stores that generated 6.3% of our net sales for fiscal 1998 are scheduled to expire before the end of 2001. We have succeeded historically in renewing most of our store leases when they have expired. However, we cannot assure you that we will continue to be able to renew store leases on acceptable terms or at all. If we are unable to renew store leases as they expire or find other favorable locations at acceptable lease rates, our inability may adversely affect our financial condition and results of operations.

RISKS ASSOCIATED WITH FUTURE GROWTH--WE MAY NOT BE ABLE TO REALIZE OUR PLANS FOR CONTINUED GROWTH.

         We have grown rapidly primarily through acquisitions and opening new stores. We plan to continue to grow through these methods. Our operating complexity and management responsibilities have and will continue to increase as we grow. Our growth also requires that we continue to expand and improve our operating and financial systems and to expand, train and manage our employee base. In addition, as we continue to open new stores, we may be unable to hire a sufficient number of qualified personnel or successfully integrate them into our business. Our inability to manage our growth effectively or to hire additional personnel could adversely affect our business and results of operations.

         Our expansion prospects also depend on a number of other factors, including, among other things:

         o    economic conditions,

         o    competition,

         o    consumer preferences,

         o    financing and working capital needs,

         o    our ability to negotiate store leases on favorable terms, and

         o the availability of additional warehouse space and new store locations.

         In addition, as we continue with our plans to open additional stores in metropolitan New York, sales at existing stores may decrease as customers shop at our newer stores. We may be unable to effectively realize our plans for future growth.

RISKS ASSOCIATED WITH REGULATORY AND OTHER CHANGES IN THE HEALTH CARE INDUSTRY--OUR OPERATIONS ARE SUBJECT TO CERTAIN TRENDS IN THE HEALTH CARE INDUSTRY.

         Pharmacy sales accounted for approximately 28.3% of our total sales for 1998. Pharmacy sales to managed care organizations, insurance companies, employers and other third party payors accounted for approximately 77.9% of our total pharmacy sales for 1998. The efforts of these third party payors to contain costs have worked to decrease gross profit margins from sales of prescription drugs. However, we believe that penetration by such third party payors in the metropolitan New York market will continue, and the resulting increase in sales volume should help to mitigate the decrease in gross profit margins.

         Health care reform initiatives of federal and state governments may also affect our revenues from prescription drug sales. These initiatives include:

         o proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs,

         o changes in programs providing for reimbursement for the cost of prescription drugs by managed care organizations, insurance companies, employers and other third party payors, and

         o regulatory changes relating to the approval process for prescription drugs.

Such initiatives could lead to the enactment of federal and state regulations that may adversely impact our prescription drug sales and, accordingly, our results of operations.

REGULATORY MATTERS--OUR OPERATIONS ARE SUBJECT TO CERTAIN FEDERAL AND STATE LAWS AND REGULATIONS.

         Our business is subject to various federal and state regulations. For example, the Omnibus Budget Reconciliation Act of 1990 and comparable state regulations require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant. Our pharmacists also may have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects.

         We are also subject to federal, state and local licensing and registration regulations relating to, among other things, our pharmacy operations. We believe that we have satisfied all of our licensing and registration requirements, and we continue to actively monitor our compliance with such requirements. However, violations of any of these regulations could result in various penalties, including suspension or revocation of our licenses or registrations or monetary fines, which could adversely effect our operations. Additionally, we are subject to federal Drug Enforcement Agency regulations relating to our pharmacy operations, including purchasing, storing and dispensing of controlled substances.

         We are also subject to laws governing our employee relations, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect our results of operations.

DEPENDENCE ON KEY PERSONNEL--A LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT US.

         Our success depends to a large extent on our executive management team. We have employment agreements with each of our executive officers, but it is possible that members of management may leave our Company, and such departures could have a negative impact on our business. We do not maintain key-man life insurance on any of our executive officers.

CONTINUED INFLUENCE OF PRINCIPAL STOCKHOLDERS--THE INCENTIVES OF OUR STOCKHOLDERS MAY NOT BE ALIGNED WITH THE INTERESTS OF THE HOLDERS OF THE NOTES.

         Investment funds affiliated with DLJ Merchant Banking Partners II, L.P., an affiliate of Donaldson, Lufkin & Jenrette, and certain of its affiliates control approximately 48% of our outstanding common stock. In addition, two of our six directors are Managing Directors of DLJ Merchant Banking II, Inc., a general partner of DLJ Merchant Banking Partners II, L.P., and one director is a Managing Director of Donaldson, Lufkin & Jenrette. As a result, DLJ Merchant Banking Partners II, L.P. has the ability (together with a small percentage of other shareholders) to elect most of our directors and to control the vote on all matters submitted to a vote of the holders of our common stock, including any going private transaction, merger, consolidation or sale of all or substantially all of our assets. Our Amended and Restated Certificate of Incorporation provides that any action that can be taken by a meeting of the shareholders may be taken by written consent in lieu of a meeting.

COLLECTIVE BARGAINING AGREEMENTS--MOST OF OUR EMPLOYEES ARE REPRESENTED BY VARIOUS LABOR UNIONS AND ARE COVERED BY COLLECTIVE BARGAINING AGREEMENTS.

         As of December 26, 1998, approximately 2,300 of our approximately 3,500 employees were represented by various labor unions and were covered by collective bargaining agreements. These labor unions include:

         o The International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 815, which represents our distribution facility employees. Our three year contract with this union expires on August 31, 1999. We are currently in negotiation with Local 815 and expect to have a completed contract by early September, 1999.

         o The Allied Trade Council, which represents most of our store employees. Our three-year contract with the Allied Trade Council expires on August 31, 2001.

         o The National Health and Human Services Employees Union AFL-CIO, Local 1199, which, as a result of our acquisition of the Rock Bottom stores, represents store employees of 16 stores. We are currently in negotiation with Local 1199 and expect to have a completed contract within the next several months. The 16 stores represented by Local 1199 have been operating uninterrupted without a contract since we acquired them.

         o Local 340A New York Joint Board, which, as a result of our acquisition of the Rock Bottom Stores, represents store employees of 2 stores. The contract with the Local 340A New York Joint Board expires September 21, 2002.

         We have not experienced any material business interruption as a result of labor disputes within the past 15 years, and we consider our employee relations to be good. However, upon the expiration of any of our collective bargaining agreements, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations may be interrupted as a result of labor disputes or difficulties or delays in the process of renegotiating our collective bargaining agreements. In such events, our results of operations could be adversely affected.

FINANCING CHANGE OF CONTROL OFFER--WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

         Upon the occurrence of certain specific kinds of change of control events, we must offer to repurchase all outstanding Notes. See "Description of Notes--Repurchase at the Option of Holders" for what this means. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our senior credit agreement will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture.

FRAUDULENT CONVEYANCE MATTERS--FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

         Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     o received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     o   was insolvent or rendered insolvent by reason of such incurrence; or

     o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

         The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

         o the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

         o if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

         o    it could not pay its debts as they become due.

         On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

TRADING MARKET FOR NOTES--YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE NOTES.

         Prior to the offering of the Notes, there was no public market for these Notes. Although they are not obligated to do so, Donaldson, Lufkin & Jenrette currently make a market in the Notes. However, Donaldson, Lufkin & Jenrette may cease its market-making at any time. In addition, the liquidity of the trading market in these Notes and the market price quoted for these Notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for these Notes.

YEAR 2000--WE COULD BE ADVERSELY AFFECTED IF THE YEAR 2000 PROBLEMS ARE SIGNIFICANT.

         We are implementing a program to ensure that our computer systems and applications (IT Systems) and non-IT Systems will function properly beyond 1999. This program includes:


         o    inventorying year 2000 items;

         o    assigning priorities to the identified items;

         o assessing year 2000 compliance of items determined to be material to the Company;

         o remediating or replacing material items that are not year 2000 compliant; and

         o    determining contingency plans that may be required.

         The failure to correct a material year 2000 problem could result in an interruption in, or failure of, certain normal business activities or operations. These failures could materially and adversely affect our results of operations, financial condition and liquidity. We may be unable to identify and address all year 2000 issues due to their complexity as well as to our dependence on the technical skills of employees and independent contractors and on the representations and preparedness of third parties with which we do business. Although we believe that our program is designed to appropriately identify and address year 2000 issues that are subject to our reasonable control, year 2000 issues could still adversely affect our business, financial condition and results of operations.

                                 USE OF PROCEEDS

         This prospectus is delivered in connection with the sales of the Notes by Donaldson, Lufkin & Jenrette in market-making transactions. We will not receive any of the proceeds from these transactions.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                               Fiscal Year                    For the Quarter Ended
                                               1994      1995      1996      1997      1998       March 27,1999
                                               ----      ----      ----      ----      ----       -------------
Ratio of Earnings to Fixed Charges               -         -         -         -       1.47            1.21



         For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges include interest expense and that portion of rentals representative of an interest factor. Earnings of the Company were insufficient to cover fixed charges by $16.6, $18.9, $17.9 and $14.7 million for the years ended December 1994, 1995, 1996, and 1997, respectively. Exhibit 12.1 shows the figures used to calculate these ratios.

                              DESCRIPTION OF NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to Duane Reade Inc. and not to any of its subsidiaries.

         The Company issued the Notes under an Indenture (the "Indenture"), dated as of February 13, 1998, among itself, the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

         The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its their entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the Notes. We have filed copies of the Indenture as an exhibit to the registration statement that includes this Prospectus. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE SUBSIDIARY GUARANTEES

     The Notes:

          o    are general unsecured obligations of the Company;

          o are subordinated in right of payment to all existing and future Senior Debt of the Company;

          o are pari passu in right of payment with any future senior subordinated Indebtedness of the Company; and

          o    are unconditionally guaranteed by the Guarantors.

     THE GUARANTEES

     The Notes are guaranteed by all of the subsidaries of the Company.

     Each Guarantee of the Notes:

          o    is a general unsecured obligation of the Guarantor;

          o is subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

          o is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

         The guarantor subsidiaries generated 100% of our consolidated revenues in the twelve-month period ended December 26, 1998 and held 100% of our consolidated assets as of March 27, 1999.

         The operations of the Company are conducted through its subsidiaries and, therefore, the Company depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the Notes. The Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of the subsidiary, in which case the claims of the Company would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by the Company. As of March 27, 1999, the Company's subsidiaries had approximately $237.6 million of Indebtedness and $88.5 million of trade payables and other liabilities. See "Risk Factors--Holding Company Structure."

PRINCIPAL, MATURITY AND INTEREST

         The Company issued Notes in an aggregate principal amount of $80.0 million, the maximum aggregate principal amount permitted by the Indenture. The Notes were issued in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on February 15, 2008.

         Interest on the Notes accrues at the rate of 9 1/4% per annum and are payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 1998. The Company will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

         Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

         If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

         The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered Holder of a Note will be treated as the owner of it for all purposes.

SUBORDINATION

         The payment of principal, interest and premium, if any, on the Notes will be subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture.

         The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Company:

(1)      in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3)      in an assignment for the benefit of creditors; or

(4)      in any marshaling of the Company's assets and liabilities.

         The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period ; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt.

         Payments on the Notes may and shall be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

         No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium, if any, on the Notes that have come due have been paid in full in cash.

         No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90.

         The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors--Subordination."

SUBSIDIARY GUARANTEES

         The Guarantors will jointly and severally guarantee the Company's obligations under the Notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters."

         A Guarantor may not be consolidated with or merge with or into (whether or not such Guarantor is the surviving Person), or sell all or substantially all of its assets to, another corporation, Person or entity, whether or nor affiliated with such Guarantor, unless:

(1) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all of the obligations of such Guarantor under its Subsidiary Guarantee and the Indenture pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee;

(2) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(3) the Company would be permitted, immediately after giving effect to that transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

Notwithstanding the foregoing provisions of this paragraph, a Guarantor may merge with another Guarantor or with and into the Company.

         The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the Indenture; or

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Company applies the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the Indenture.

         See "--Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

         At any time prior to February 15, 2001, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 109.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Qualified Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Qualified Offering.

         Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Company's option prior to February 15, 2003.

         After February 15, 2003, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

     YEAR                                                       PERCENTAGE
     ----                                                       ----------
     2003..................................................      104.625%
     2004..................................................      103.084%
     2005..................................................      101.542%
     2006 and thereafter...................................      100.000%


SELECTION AND NOTICE

         If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

         No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

         If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

         The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

         Change of Control

         If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of purchase. Within 15 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

         On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

         The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

         The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

         The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

         Asset Sales

         The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless

(1) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an officer's certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of, and

(2) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of

         (a)  Cash Equivalents, or

         (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by the Company or any Subsidiary thereof, such Person becomes a Guarantor;

provided, however, that the amount of

(1) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability, and

(2) any securities, notes or other obligations received by the Company or such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision; provided further, that the 75% limitation referred to in clause (2) will not apply to any Asset Sale in which the Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

         Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Subsidiary shall apply such Net Proceeds at its option (or to the extent the Company is required to apply such Net Proceeds pursuant to the terms of the New Credit Agreement), to:

(1) repay Senior Debt (and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings), or

(2) repay pari passu Indebtedness of the Company or any Guarantor (and to correspondingly reduce commitments with respect thereto), provided that if the Company or any Guarantor shall so repay pari passu Indebtedness, it will equally and ratably reduce Indebtedness under the Notes if the Notes are then redeemable, or if the Notes may not then be redeemed, the Company shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Notes to purchase at a price equal to 100% of the principal amount thereof the amount of Notes that would otherwise be redeemed, or

(3) make an investment in property, the making of a capital expenditure or the acquisition of other long-term assets, in each case, of or from an entity that is engaged in a Permitted Business, and in accordance with the terms of the Indenture.

         Pending the final application of any such Net Proceeds, the Company may temporarily reduce Designated Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the prior paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased as set forth above under "--Selection and Notice." Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

         RESTRICTED PAYMENTS

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture, is less than the sum of

         (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

         (b) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company to the extent that they have been converted into such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock).

         The foregoing provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided, however, that

         (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries, and

         (b) no Default or Event of Default shall have occurred and be continuing immediately after such transaction;

(5) payments and transactions in connection with the Refinancing Plan, the New Credit Agreement (including commitment, syndication and arrangement fees payable thereunder), the Offering and the Common Stock Offering (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto, and

(6) the declaration and payment of dividends to holders of any class or series of preferred stock (other than Disqualified Stock) issued after the date of the Indenture; provided, however, that at the time of such issuance, after giving effect to such issuance on a pro forma basis, the Fixed Charge Coverage Ratio for the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such issuance would have been no less than 2.0 to 1.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described in this section were computed.

         INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and the Company will not permit any of its Subsidiaries that are not Guarantors to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such shares of Disqualified Stock are issued would have been at least 2.0 to 1 determined on a consolidated pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

         Notwithstanding the foregoing, the Company and, to the extent set forth below, its Subsidiaries may incur the following:

(1) Indebtedness of the Company under the Notes and the Indenture and Indebtedness of Subsidiaries under the Subsidiary Guarantees;

(2) Indebtedness under the New Credit Agreement in an aggregate principal amount not to exceed $160.0 million outstanding at any time;

(3)      Existing Indebtedness;

(4) Capital Expenditure Indebtedness, Capitalized Lease Obligations and purchase money Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(6) Indebtedness of the Company representing guarantees of Indebtedness incurred by one of its Subsidiaries pursuant to, and in compliance with, another provision of this covenant;

(7) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that:

         (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and

         (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(8) any Permitted Refinancing Indebtedness representing a replacement, renewal, refinancing or extension of Indebtedness permitted under the first paragraph and clause (3) of this covenant;

(9) Indebtedness arising from agreements of the Company or any Guarantor providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided however, that

         (a) such Indebtedness is not reflected on the balance sheet of the Company or any Guarantor (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)), and

         (b) the maximum assumable liability in respect of such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and/or the Guarantors in connection with such disposition; and

(10) additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $30.0 million at any time outstanding.

         LIENS

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any pari passu Indebtedness or subordinated Indebtedness on any asset or property now owned or hereafter acquired by the Company or any of its Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the Notes or the Subsidiary

Guarantees, as applicable, are equally and ratably secured with the obligations so secured until such time as such obligations are not longer secured by a Lien; provided, that in any case involving a Lien securing subordinated Indebtedness, such Lien is subordinated to the Lien securing the Notes or the Subsidiary Guarantees, as applicable, to the same extent that such subordinated Indebtedness is subordinated to the Notes or the Subsidiary Guarantees, as applicable.

         DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

(1) pay dividends or make any other distributions to the Company or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries,

(2)      make loans or advances to the Company or any of its Subsidiaries or

(3) transfer any of its properties or assets to the Company or any of its Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)      Existing Indebtedness as in effect on the date of the Indenture,

(2) the New Credit Agreement as in effect on the date of the Indenture and any refinancings, amendments, restatements, renewals or replacements thereof, provided, however, that the agreements governing such refinancings, amendments, restatements, renewals or replacements contain restrictions are not more restrictive in the aggregate than those contained in the New Credit Agreement as in effect on the date of the Indenture,

(3)      the Indenture, the Notes and the Subsidiary Guarantees,

(4)      applicable law or any applicable rule, regulation or order,

(5) any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred,

(6) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices,

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
         (3) of the preceding paragraph on the property so acquired,

(8) customary provisions in bona fide contracts for the sale of property or assets, or

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced.

         MERGER, CONSOLIDATION OR SALE OF ASSETS

         The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(1) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(2) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,

(3) immediately after such transaction no Default or Event of Default exists, and

(4) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

         TRANSACTIONS WITH AFFILIATES

         The Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction"), unless

(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, and

(2)      the Company delivers to the Trustee

         (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, either a resolution of the Board of Directors of the Company set forth in an officer's certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company, and

         (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items shall be deemed not to be Affiliate Transactions and, therefore, will not be subject tot he provisions of the prior paragraph:

(1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed

         (a)  $3.0 million outstanding in the aggregate at any time, and

         (b) $1.5 million to any one employee) consistent with the past practice of the Company or such Subsidiary;

(2) transactions between or among the Company and/or its Wholly Owned Subsidiaries;

(3) transactions permitted by the provisions of the Indenture described above under the caption "--Restricted Payments;"

(4) payments of customary fees by the Company or any of its Subsidiaries to DLJMB and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the Board of Directors of the Company in good faith;

(5) any agreement as in effect on the date of the Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the holders of the Notes in any material respect) or any transaction contemplated thereby;

(6) the existence of, or the performance by the Company of any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the Indenture and any similar agreements which it may enter into thereafter so long as such similar agreements contain only terms that are customary of stockholders and registration rights agreements; and

(7) payments and transactions in connection with the Refinancing Plan, the New Credit Agreement (including commitment, syndication and arrangement fees payable thereunder), the Offering and the Common Stock Offering (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto.

         SALE AND LEASEBACK TRANSACTIONS

         The Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that the Company or any Subsidiary may enter into a sale and leaseback transaction if:

(1)      the Company could have

         (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock, and

         (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the heading "--Liens,"

(2) gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an officer's certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction, and

(2) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described under the heading "--Repurchase at the Option of Holders--Asset Sales."



         ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY-OWNED SUBSIDIARIES

         The Company will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests to any Person other than to the

Company or a Wholly Owned Subsidiary of the Company, and will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or any Wholly Owned Subsidiary of the Company) unless:

(1) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Wholly Owned Subsidiary, and

(2) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales"; provided that this covenant shall not apply to any pledge of Capital Stock of any Wholly Owned Subsidiary of the Company securing Indebtedness under the New Credit Agreement.

         ADDITIONAL SUBSIDIARY GUARANTEES

         If the Company or any of its Subsidiaries shall, after the date of the Indenture, acquire or create another Subsidiary, then such newly acquired, created or designated Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture.

         NO SENIOR SUBORDINATED DEBT

         The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes.

         REPORTS

         Whether or not the Company is required to do so by the rules and regulations of the SEC, the Company will file with the SEC (unless the SEC will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the SEC, furnish to the holders of the Notes

(1) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(2) default in payment when due of the principal of or premium (if any) on the Notes (whether or not prohibited by the subordination provisions of the Indenture);

(3) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain
         Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Certain Covenants--Merger, Consolidation or Sale of Assets;"

(4) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if that default

         (a) is caused by a failure to pay principal of or premium (if any) or interest on such Indebtedness at its final stated maturity prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default"), or

         (b) results in the acceleration of such Indebtedness prior to its express maturity,

         and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

(6) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee against a Guarantor for any reason, unless, in each such case, such Guarantor and its Subsidiaries have no Indebtedness outstanding at such time or at any time thereafter; and

(8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, that so long as any Indebtedness permitted to be incurred pursuant to the New Credit Agreement shall be outstanding, such acceleration shall not be effective until the earlier of (1) any acceleration of any such Indebtedness under the New Credit Agreement and (2) five business days after receipt by the Company of written notice of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

         In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the first paragraph or this covenant, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (5) of the first paragraph of this covenant have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such declaration and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, and (2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

         Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to February 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or interest on the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any

Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and have each Guarantor's obligations discharged with respect to its Subsidiary Guarantee ("Legal Defeasance") except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of and premium (if any) and interest on such Notes when such payments are due from the trust referred to below,

(2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and

(4)      the Legal Defeasance provisions of the Indenture.

         In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium (if any) and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date,

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit),

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound,

(6) the Company must have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally,

(7) the Company must deliver to the Trustee an officer's certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others, and

(8) the Company must deliver to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

         A holder of Notes may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (including as described under the caption "--Repurchase at the Option of Holders"),

(3) reduce the rate of or change the time for payment of interest on any Note,

(4) waive a Default or Event of Default in the payment of principal of or premium (if any) or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

(5)      make any Note payable in money other than that stated in the Notes,

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of and premium (if any) and interest on the Notes,

(7) waive a redemption payment with respect to any Note (including a payment as described under the caption "--Repurchase at the Option of Holders"),

(8) except as provided under the caption "--Legal Defeasance and Covenant Defesance" or in accordance with the terms of any Subsidiary Guarantee, release a Guarantor from its obligations under its Subsidiary Guarantee or make any change in a Subsidiary Guarantee that would adversely affect the holders of the Notes, and

(9) make any change in the foregoing amendment and waiver provisions. Notwithstanding the foregoing, any amendment to the provisions of the Subsidiary Guarantees relating to subordination or Article 10 of the Indenture (which relates to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of holders of Notes.

         Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, a Guarantor (with respect to a Subsidiary Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or the Guarantor's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Guarantor to guarantee the Notes.

CONCERNING THE TRUSTEE

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days and apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering an asset acquired by such specified Person at the time such asset is acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Sale" means:

(1) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, a sale and leaseback transaction), or

(2) the issuance, sale or transfer by the Company of Equity Interests of a Subsidiary,

and in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions for Net Proceeds in excess of $1.0 million.

         Notwithstanding the preceding, the following transactions will be deemed not to be Asset Sales:

(1)      sales of inventory in the ordinary course of business;

(2) a disposition of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company;

(3) a disposition of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company;

(4) the sale and leaseback of any assets within 90 days of the acquisition of such assets; and

(5) a Permitted Investment or Restricted Payment that is permitted by the Indenture.

         "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction of any property or assets acquired or constructed by such Person which have a useful life of more than one year so long as

(1) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP,

(2) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business, and

(3) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

(1)      in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means:

(1)      United States dollars,

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition,

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within six months after the date of acquisition, and

(6) any fund investing exclusively in investments of the types described in clauses (1) through (5) above.

         A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) other than the Principals,

(2) the adoption of a plan relating to the liquidation or dissolution of the Company,

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act) other than the Principals becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting stock of the Company, or

(4) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus:

(1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus

(2) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus

(3) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses (other than deferred rental expense) that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(1) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof,

(2) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders,

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and

(4) the cumulative effect of a change in accounting principles shall be excluded.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who

(1) was a member of the Board of Directors of the Company on the date of original issuance of the Notes, or

(2) was nominated for election to the Board of Directors of the Company with the approval of, or whose election to the Board of Directors of the Company was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Designated Senior Debt" means, with respect to any Person:

(1) any Indebtedness of such Person outstanding under the New Credit Agreement, and

(2) thereafter, any other Senior Debt of such Person permitted under the Indenture the principal amount of which is $25 million or more and that has been designated by such Person as "Designated Senior Debt."

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise is exchangeable for Indebtedness (except to the extent exchangeable at the option of such Person subject to the terms of any debt instrument to which such Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "DLJMB" means DLJ Merchant Banking Partners II, L. P. and its
Affiliates.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum of:

(1) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), and

(2) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing, and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or secured by a Lien on assets of such Person, and

(4)      the product of:

         (a) all dividend payments on any series of preferred stock of such Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock), times

         (b) a fraction, the numerator or of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash flow of such Person and its Subsidiaries for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP. or operations and businesses disposed of prior to the Calculation Date (as defined below)) to the Fixed Charges of such Person for such period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date, but only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to such Person's Fixed Charges subsequent to the Calculation Date). In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, acquisitions that have been made by the Company or any of its Subsidiaries, including all mergers and consolidations and any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis and shall be deemed to have occurred on the first day of such four-quarter reference period and Consolidated Cash flow for such reference period shall be calculated to include the Consolidated Cash flow of the acquired entities (adjusted to exclude (1) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (2) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company) without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the Indenture.

         "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest, and (2) the principal amount thereof, in the case of any other Indebtedness.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

         (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or

         (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, and

(2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication):

(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, and appraiser fees) and any relocation expenses incurred as a result thereof,

(2) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements),

(3) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred pursuant to the New Credit Agreement) secured by a Lien on the asset or assets that were the subject of such Asset Sale, and

(4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Subsidiaries from such escrow arrangement, as the case may be.

         "New Credit Agreement" means the New Credit Agreement, including any related notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, subject to the terms thereof and of the Indenture.

         "Obligations" means any principal, interest, premium, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Business" means any business in which the Company or the Guarantors are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

         "Permitted Investments" means:

(1) any Investment in the Company or in a Wholly Owned Subsidiary of the Company,

(2)      any Investment in cash or Cash Equivalents,

(3) any Investment by the Company or any Subsidiary of the Company in a Person that is engaged in a Permitted Business if as a result of such
         Investment:

         (a) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor, or

         (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company,

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales,"

(5) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company, and

(6) other Investments in any Person that is engaged in a Permitted Business which Investment has a fair market value (as determined by a resolution of the Board of Directors of the Company and set forth in an officer's certificate delivered to the Trustee), when taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, not to exceed $10.0 million.

         "Permitted Junior Securities" means Equity Interests in the Company or a Guarantor or debt securities of the Company or a Guarantor that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith),

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and

(4) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Principals" means DLJMB.

         "Qualified Offering" means:

(1) any issuance of common stock or preferred stock by the Company (excluding Disqualified Stock) that is registered pursuant to the Securities Act, other than issuance registered on Form S-8 and issuances registered on Form S-4, and

(2) any private issuance of common stock or preferred stock of the Company (excluding Disqualified Stock), other than issuances of common stock pursuant to employee benefit plans of the Company or otherwise as compensation of employees of the Company.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Senior Debt" means, with respect to any Person:

(1) all Obligations of such Person outstanding under the New Credit Agreement and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Agreement or any of its Affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not such interest is an allowable claim in such bankruptcy proceeding,

(2) any other Indebtedness of such Person unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Debt of such Person, and

(3) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

         (a)  any liability for federal, state, local or other taxes,

         (b)  any Indebtedness of such Person to any of its Subsidiaries,

         (c)  any trade payables, or

         (d)  any Indebtedness that is incurred in violation of the Indenture.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), and

(2)      any partnership:

         (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

         (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)      the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.


                       DESCRIPTION OF CERTAIN INDEBTEDNESS

         Duane Reade is party to a senior credit agreement, pursuant to which DLJ Capital Funding, Inc., and affiliate of Donaldson, Lufkin & Jenrette, acts as arranger and syndication agent, Fleet National Bank acts as administrative agent and Credit Lyonnais New York Branch acts as documentation agent. The senior credit agreement provides for total lending commitments of $275.0 million. The senior credit agreement is comprised of

         o    a revolving credit facility of up to $40.0 million,

         o    Tranche A term loans of up to $50.0 million,

         o    Tranche B term loans of up to $80.0 million, and

         o    Tranche C term loans of up to $105.0 million.

         As of March 27, 1999, Duane Reade had borrowed $232.0 million in term loans and had no borrowings outstanding under its revolving credit facility. The undrawn amount of $39.5 million under the revolving credit facility is available for working capital and general corporate purposes, including the issuance of letters of credit, which were $0.5 million at March 27, 1999, subject to the achievement of certain financial ratios and compliance with certain conditions.

         Borrowings under the senior credit agreement bear interest annually, at Duane Reade's option, at the rate based on either:

         (1) an "Alternative Base Rate" (defined as, generally, the higher of the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 0.5%, or the administrative agent's prime lending rate) plus

               (a) in the case of Tranche A term loans or revolving credit loans, 1.5%,

               (b)  in the case of Tranche B term loans, 1.75%, or

               (c)  in the case of Tranche C term loans, 2.0%; or

         (2)   a reserve-adjusted "LIBO" rate, plus

               (a) in the case of Tranche A term loans or revolving credit loans, 2.5%,

               (b)  in the case of Tranche B term loans, 2.75%, or

               (c)  in the case of Tranche C term loans, 3.0%.

In addition, Duane Reade must pay a fee on the face amount of each letter of credit outstanding at a rate equal to the LIBO margin.

         Borrowings under the senior credit agreement are guaranteed by, and secured by a pledge of all of the capital stock and assets of, Duane Reade's subsidiaries.

         The senior credit agreement contains various covenants that limit or restrict, among other things, subject to certain exceptions, the incurrence of indebtedness, the creation of liens, transactions with affiliates, restricted payments, investments and acquisitions, mergers, consolidations, dissolutions, asset sales, dividends, distributions and certain other transactions and business activities by Duane Reade. Financial performance covenants include interest coverage, leverage ratios, minimum net worth and fixed charge coverage.

                              PLAN OF DISTRIBUTION

         This prospectus has been prepared for use by Donaldson, Lufkin & Jenrette in connection with offers and sales of the Notes in market-making transactions. These transactions are at negotiated prices related to prevailing market prices at the time of the sale. Donaldson, Lufkin & Jenrette may act as principal or agent in such transactions. Donaldson, Lufkin & Jenrette has advised Duane Reade that it intends to make a market in the Notes; however, Donaldson, Lufkin & Jenrette is not obligated to do so. Any market-making may be discontinued at any time, and we cannot assure you that an active public market for the Notes will develop or, if such market develops, it will continue. Donaldson, Lufkin & Jenrette served as the underwriter in the offering of the Notes and received total underwriting discounts and commissions of $3.0 million for such service.

         Donaldson, Lufkin & Jenrette also served as one of the underwriters in connection with Duane Reade's initial public offering of its common stock and received customary discounts and commissions for such service. DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette, was one of the lenders under Duane Reade's credit facility that was existing at the time of the offering of the Notes. The proceeds of the offering of the Notes, together with proceeds from the initial public offering and Duane Reade's existing senior credit agreement, were used in part to repay this credit facility. DLJ Capital Funding, Inc. is the syndication agent and a lender under the senior credit agreement. From time to time, Donaldson, Lufkin & Jenrette provides Duane Reade with investment banking services, for which it receives customary compensation. See "Certain Relationships and Related Transactions."

                                  LEGAL MATTERS

         The validity of the Notes being offered hereby was passed upon for Duane Reade by Latham & Watkins, New York, New York. Latham & Watkins also represented DLJ Merchant Banking Partners II, L.P. in connection with Duane Reade's recapitalization in June 1997.

                                     EXPERTS

The consolidated financial statements of Duane Reade Inc. as of December 27, 1997 and December 26, 1998 and for each of the 52 week periods ended December 28, 1996, December 27, 1997 and December 26, 1998 included in this Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

===============================================================================

_____________, 1999









                                DUANE READE INC.

                                   $80,000,000

                    9 1/4% SENIOR SUBORDINATED NOTES DUE 2008





                                 --------------

                                   PROSPECTUS

                                 --------------






                          DONALDSON, LUFKIN & JENRETTE



--------------------------------------------------------------------------------
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SENIOR SUBORDINATED NOTES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF SENIOR SUBORDINATED NOTES.
--------------------------------------------------------------------------------

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Not applicable.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Duane Reade Inc. (the "Company") is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

         The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

         In that regard, the Amended and Restated Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


(a)      The following documents are filed as a part of this report:

            (i)    Financial Statements

            (ii)   Exhibits:

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------

   1.1*           Form of Underwriting Agreement.

   4.1*           Form of Indenture.

   5.1*           Opinion of Latham & Watkins.

   12.1           Statement regarding Computation of Ratios.

   24.1           Consent of PricewaterhouseCoopers, LLP.

   24.5*          Consent of Latham & Watkins (contained in Exhibit 5.1).

   25.1(i)* Power of Attorney for Anthony J. Cuti, William J. Tennant, Nicole S. Arnaboldi, David L. Jaffe and Andrew J. Nathanson.

   26.1* Statement of Eligibility and Qualification of Trustee on Form T-1 of State Street Bank and Trust Company under the Trust Indenture Act of 1939.

----------------------

*    Previously filed.

(b)  Financial Statement Schedules: None

         Schedules for which provision is made in the applicable accounting regulations of the SEC are either not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements incorporated by reference and therefore has been omitted.


ITEM 17.  UNDERTAKINGS.

         (a)    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registration hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, New York on ______, 1999.

                                       DUANE READE INC.
                                      (Registrant)

                                       By:  /s/ William J. Tennant
                                            ---------------------------------
                                            Name: William J. Tennant
                                            Title: Senior Vice President



         Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on _______, 1999:


                 SIGNATURES                                               CAPACITIES
                 ----------                                               ----------
                      *                               President and Chief Executive Officer and Director
---------------------------------------------         (Principal Executive Officer)
 Anthony J. Cuti

 /s/ William J. Tennant                               Senior Vice President
---------------------------------------------
 William J. Tennant

                      *                               Director
---------------------------------------------
 Nicole S. Arnaboldi



                                      II-5







                      *                               Director
---------------------------------------------
 David L. Jaffe

                                                      Director
---------------------------------------------
 David W. Johnson

                      *                               Director
---------------------------------------------
 Andrew J. Nathanson

                                                      Director
---------------------------------------------
 Kevin Roberg

 By: /s/ William J. Tennant
---------------------------------------------
     William J. Tennant
     Attorney-In Fact


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, New York on _______, 1999.


                                         DRI I INC.
                                         (Registrant)

                                         By:  /s/ William J. Tennant
                                              --------------------------------
                                              Name: William J. Tennant
                                              Title:  Senior Vice President


         Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on _______, 1999:


                 SIGNATURES                                               CAPACITIES
                 ----------                                               ----------
                      *                               President and Chief Executive Officer and Director
---------------------------------------------         (Principal Executive Officer)
 Anthony J. Cuti

 /s/ William J. Tennant                               Senior Vice President
---------------------------------------------
 William J. Tennant

                      *                               Director
---------------------------------------------
 Nicole S. Arnaboldi

                      *                               Director
---------------------------------------------
 David L. Jaffe

                      *                               Director
---------------------------------------------
 Andrew J. Nathanson

 By: /s/ William J. Tennant
---------------------------------------------
     William J. Tennant
     Attorney-In Fact



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, New York on _______, 1999.


DRI I INC., A GENERAL PARTNER             DUANE READE INC., A GENERAL PARTNER

By: /s/ William J. Tennant                By: /s/ William J. Tennant
    ---------------------------------     --------------------------
    Name: William J. Tennant                  Name: William J. Tennant
    Title: Senior Vice President              Title: Senior Vice President





         Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on ______, 1999:


                 SIGNATURES                                            CAPACITIES
                 ----------                                            ----------
                      *                               President and Chief Executive Officer and Director
---------------------------------------------         (Principal Executive Officer)
 Anthony J. Cuti

 /s/ William J. Tennant                               Senior Vice President
---------------------------------------------
 William J. Tennant

                      *                               Director
---------------------------------------------
 Nicole S. Arnaboldi




                                      II-8





                      *                               Director
---------------------------------------------
 David L. Jaffe

                                                      Director*
---------------------------------------------
 David W. Johnson

                      *                               Director
---------------------------------------------
 Andrew J. Nathanson

                                                      Director*
---------------------------------------------
 Kevin Roberg

 By: /s/ William J. Tennant
---------------------------------------------
     William J. Tennant
     Attorney-In Fact



------------------
*   Duane Reade Inc. only.

                                  EXHIBIT INDEX

         The following documents are the exhibits to this Post-Effective Amendment on Form S-3. For convenient reference, each exhibit is listed according to the Exhibit Table of Regulation S-K. The page number, if any, listed opposite an exhibit indicates the page number in the sequential numbering system in the manually signed original of this Post-Effective Amendment on Form S-3 where such exhibit can be found.


EXHIBIT    EXHIBIT                                              SEQUENTIAL
NUMBER     -------                                              PAGE NUMBER
-------                                                         -----------

12.1       Computation of Ratio of Earnings to Fixed Charges    --

24.1       Consent of PricewaterhouseCoopers, LLP.              --



















                                     II-10